As filed with the Securities and Exchange Commission on December 2, 2004
                                                        Registration No.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------


            Delaware                           ANADIGICS, INC.                         22-2582106
(State or other jurisdiction of           (Exact name of registrant                 (I.R.S. Employer
 incorporation or organization)         as specified in its charter)             Identification Number)


                           --------------------------

                               141 Mt. Bethel Road
                            Warren, New Jersey 07059
                                 (908) 668-5000
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           --------------------------


                                 Thomas Shields
                Senior Vice President and Chief Financial Officer
                                 ANADIGICS, Inc.
                               141 Mt. Bethel Road
                            Warren, New Jersey 07059
                                 (908) 668-5000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                   Copies to:
                             Stephen A. Greene, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000

                           --------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.


     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


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---------------------------------------------------------------------------------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------

                                                                          Proposed         Proposed
                                                                          Maximum           Maximum
                                                                          Offering         Aggregate        Amount of
             Title of Each Class of                   Amount to be         Price           Offering        Registration
           Securities to be Registered                 Registered         Per Unit         Price (1)           Fee

5.00% Convertible Senior Notes due October 15,
  2009                                                 $38,000,000           100%          $38,000,000        $4,814.60

Common Stock, par value $0.01 per share                7,600,000
                                                       shares (2)
---------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, and exclusive of accrued interest, if any. Such number represents the aggregate outstanding principal amount of Convertible Senior Notes due 2009.

(2) Represents the number of shares of common stock that are initially issuable upon conversion of the notes. Pursuant to Rule 416 under the Securities Act, such number of shares also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution and make-whole provisions thereof. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act.

                             ______________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus


                  Subject to Completion, dated December 2, 2004

                                   $38,000,000

                                 ANADIGICS, INC.

                     5.00% CONVERTIBLE SENIOR NOTES DUE 2009

                                    _________

                   Interest payable on April 15 and October 15

                                    _________

We issued the 5.00% Convertible Senior Notes due 2009 in a private placement on September 24, 2004. This prospectus will be used by selling security holders to resell their notes and the shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds in connection with such resales.

Holders may convert the notes into shares of our common stock at a conversion rate of 200 shares per $1,000 principal amount of notes, subject to adjustment, before the close of business on the business day immediately preceding October 15, 2009. We will pay a make-whole premium and accrued and unpaid interest, including liquidated damages, if any, if holders convert their notes in connection with a fundamental change that occurs on or prior to July 15, 2009. Any such make-whole premium will be payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change.

                                    _________

We may not redeem any of the notes prior to their maturity. If a designated event occurs prior to maturity, holders may require us to repurchase all or part of their notes at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, including liquidated damages, if any, plus, in certain cases involving a designated event that is also a fundamental change, a make-whole premium. Any such make-whole premium will be payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change. No such make-whole premium will be payable if the fundamental change occurs after July 15, 2009.

                                    _________

The notes are our senior unsecured debt and will rank junior to our secured debt, on a parity with all of our other existing and future senior unsecured debt and prior to all subordinated debt.

                                    _________

For a more detailed description of the notes, see "Description of Notes."

                                    _________

The notes are not listed on any securities exchange or included in any automated quotation system. The notes are currently eligible for trading on the PORTALtm Market. Our common stock is quoted on the Nasdaq National Market under the symbol "ANAD." On December 1, 2004, the closing price of our common stock on the Nasdaq National Market was $3.40 per share.

                                    _________

Investing in the notes involves risks.  See "Risk Factors" beginning on page 5.

                                    _________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





                                TABLE OF CONTENTS

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                                                 Page                                                      Page
                                                 ----                                                      ----

WHERE YOU CAN FIND MORE INFORMATION.................i    DESCRIPTION OF NOTES...............................19
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....i    DESCRIPTION OF CAPITAL STOCK.......................36
FORWARD-LOOKING STATEMENTS.........................ii    CERTAIN UNITED STATES FEDERAL
PROSPECTUS SUMMARY..................................1      INCOME TAX CONSIDERATIONS .......................40
RISK FACTORS........................................5    SELLING SECURITY HOLDERS...........................48
USE OF PROCEEDS....................................17    PLAN OF DISTRIBUTION...............................52
RATIO OF EARNINGS TO FIXED CHARGES.................17    LEGAL MATTERS......................................55
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY....18    EXPERTS............................................55



     As used in this prospectus, "ANADIGICS," "company," "we," "our" and "us" refer to ANADIGICS, Inc., except where the context otherwise requires or as otherwise indicated.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, the "SEC." These reports and proxy statements and the other information we file with the SEC contain additional information about us. Our SEC filings are available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy these reports, proxy statements and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. You can also inspect these materials at the offices of the Nasdaq National Market, at 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference the following documents and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

     o    Our Quarterly Report on Form 10-Q for the quarter ended October 2,
          2004;

     o    Our Quarterly Report on Form 10-Q for the quarter ended July 3, 2004;

     o    Our Quarterly Report on Form 10-Q for the quarter ended April 3, 2004;

     o    Our Annual Report on Form 10-K for the year ended December 31, 2003;

     o    Our Current Report on Form 8-K dated September 24, 2004;

     o Our description of ANADIGICS' common stock incorporated by reference in our Registration Statement on Form 8-A, filed March 8, 1995, including any amendment or report filed for the purpose of updating such description; and

     o Our description of ANADIGICS' preferred share purchase rights contained in our Registration Statement on Form 8-A/A filed on September 9, 1999.

     The information incorporated by reference is an important part of this prospectus, and information we file with the SEC after the date of this prospectus will automatically update and supersede the information included and the information incorporated by reference in this prospectus.

     On request, we will provide without charge a copy of any or all of the above documents incorporated by reference (other than exhibits to documents, unless the exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). You may request a copy of these documents by contacting Thomas Shields, Chief Financial Officer, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, telephone: (908) 668-5000.

     You should rely only upon the information provided in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with different information. You should not assume that any information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains projections and other forward-looking statements (as that term is defined in Section 27A of the Securities Act of 1933, as amended). These projections and forward-looking statements reflect ANADIGICS' current views with respect to future events and financial performance and can generally be identified as such because the context of the statement will include words such as "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, estimates or goals are forward-looking statements. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results and developments could differ materially from those projected as a result of certain factors. Important factors that could cause results and developments to be materially different from those expressed or implied by such projections and forward-looking statements include those we discuss in greater detail under the heading "Risk Factors" and in the documents we incorporate by reference into this prospectus.

     You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

     We will not update these forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review additional disclosures we make in our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K filed with the SEC.

                               PROSPECTUS SUMMARY

     A brief description of our business follows. You should consider carefully the information set forth in this prospectus under the heading "Risk Factors." Additional information regarding ANADIGICS is contained in our filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled "Where You Can Find More Information" in this prospectus.

                                 ANADIGICS, INC.

     We design and manufacture radio frequency integrated circuit, or RFIC, solutions for the wireless and broadband communications markets. Our high frequency RFIC products enable manufacturers of communications equipment to enhance overall system performance and reduce manufacturing cost and time to market. Our products are primarily included in cellular and PCS (personal communications service) phones and base stations, wireless local area networks, or WLANs, and cable television infrastructure and set-top boxes. We offer a broad array of products including amplifiers, switches, tuner integrated circuits, photodiodes and integrated RF modules. These integrated circuits perform the transmit and receive functions that are critical to the performance of wireless and broadband communication systems. We believe we provide competitive advantages in the markets we serve due to our design, development and applications expertise, our superior compound semiconductor technologies, our high-volume, low-cost state-of-the-art manufacturing processes and expertise, and our strong working relationships with leading original equipment manufacturers, original design manufacturers and reference design houses.

     We focus on two key markets: wireless and broadband access. In the wireless market, we focus on RFIC solutions for wireless communication handset applications operating over various air interface standards. In the broadband market, our focus is on applications for WLAN systems, cable television subscriber products, cable television infrastructure systems and fiber optic communications systems.

     In addition to the manufacturing facility and design team located at our corporate headquarters, we operate a development center and manufacturing facility in Camarillo, California and development centers in Richardson, Texas; Atlanta, Georgia; Aalborg, Denmark; Taipei, Taiwan; Seoul, South Korea; and Shanghai, China.

     We are incorporated in the State of Delaware. Our principal executive offices are located at 141 Mt. Bethel Road, Warren, New Jersey 07059. Our telephone number is (908) 668-5000.

                                  THE OFFERING

Issuer......................................     ANADIGICS, Inc.

Securities Offered..........................     $38,000,000 principal amount of
                                                 5.00% Convertible Senior Notes
                                                 due 2009.

Maturity Date...............................     October 15, 2009.

Ranking.....................................     The notes are senior unsecured
                                                 obligations of ANADIGICS and
                                                 will rank junior to any future
                                                 secured debt, on a parity with
                                                 all of our other existing and
                                                 future senior unsecured debt
                                                 and prior to any existing or
                                                 future subordinated debt. As of
                                                 October 2, 2004, we had
                                                 outstanding $46.7 million
                                                 aggregate principal amount of
                                                 5.00% convertible senior
                                                 unsecured notes due 2006 and
                                                 $38.0 million aggregate
                                                 principal amount of the notes
                                                 which are being registered by
                                                 means of this prospectus.

Interest....................................     5.00% per annum on the
                                                 principal amount, payable
                                                 semiannually in arrears in cash
                                                 on April 15 and October 15 of
                                                 each year, beginning April 15,
                                                 2005.

Conversion..................................     You may convert the notes into
                                                 shares of our common stock at a
                                                 conversion rate of 200 shares
                                                 per $1,000 principal amount of
                                                 notes, subject to adjustment,
                                                 prior to the close of business
                                                 on the business day immediately
                                                 preceding the maturity date of
                                                 the notes, unless we have
                                                 previously repurchased the
                                                 notes. If you convert your
                                                 notes in connection with a
                                                 fundamental change that occurs
                                                 on or prior to July 15, 2009,
                                                 as described below, you will
                                                 also receive a make-whole
                                                 premium and accrued and unpaid
                                                 interest, including liquidated
                                                 damages, if any, on the notes
                                                 you convert.

Make Whole Premium Upon a
   Fundamental Change.......................     If a fundamental change (as
                                                 described under "Description of
                                                 Notes--Repurchase at the Option
                                                 of the Holder upon a Designated
                                                 Event") occurs on or prior to
                                                 July 15, 2009, we will pay a
                                                 make-whole premium on notes
                                                 converted in connection with,
                                                 or tendered for repurchase
                                                 upon, such fundamental change
                                                 as described below. The
                                                 make-whole premium will be
                                                 payable solely in shares of our
                                                 common stock (other than cash
                                                 paid in lieu of fractional
                                                 shares) or in the same form of
                                                 consideration into which our
                                                 common stock has been converted
                                                 in connection with such
                                                 fundamental change on the
                                                 repurchase date for such
                                                 fundamental change.

                                                 The amount of the make-whole
                                                 premium, if any, will be based
                                                 on our stock price and the
                                                 effective date of such
                                                 fundamental change. A
                                                 description of how the
                                                 make-whole premium will be
                                                 determined and a table showing
                                                 the make-whole premium at
                                                 various stock prices and
                                                 fundamental change effective
                                                 dates is set forth under
                                                 "Description of
                                                 Notes--Determination of the
                                                 Make Whole Premium." No
                                                 make-whole premium will be paid
                                                 if the stock price is less than
                                                 $3.86 per share (subject to
                                                 adjustment).

Redemption..................................     We may not redeem any of the
                                                 notes prior to their maturity.

Designated Event............................     If a designated event occurs
                                                 prior to maturity, you may
                                                 require us to repurchase all or
                                                 part of your notes at a
                                                 repurchase price equal to 100%
                                                 of their principal amount, plus
                                                 accrued and unpaid interest,
                                                 including liquidated damages,
                                                 if any, plus, in certain cases
                                                 involving a designated event
                                                 that is also a fundamental
                                                 change, the make-whole premium,
                                                 if any, payable solely in
                                                 shares of our common stock
                                                 (other than cash paid in lieu
                                                 of fractional shares) or in the
                                                 same form of consideration into
                                                 which our common stock has been
                                                 converted in connection with
                                                 such fundamental change. No
                                                 such make-whole premium will be
                                                 payable if the fundamental
                                                 change occurs after July 15,
                                                 2009.

Sinking Fund................................     None.

Use of Proceeds.............................     We will not receive any
                                                 proceeds from the sale of the
                                                 notes or the underlying common
                                                 stock by the selling security
                                                 holders.

Registration Rights.........................     We agreed to use our reasonable
                                                 best efforts to have the
                                                 registration statement declared
                                                 effective within 180 days of
                                                 the first date of the original
                                                 issuance of the notes and to
                                                 use our reasonable best efforts
                                                 to keep the shelf registration
                                                 statement effective until the
                                                 earlier of (i) two years after
                                                 the last date of the original
                                                 issuance of the notes or (ii)
                                                 the date there are no longer
                                                 any registrable securities, as
                                                 defined in "Description of
                                                 Notes--Registration Rights." We
                                                 will be required to pay you
                                                 liquidated damages if we fail
                                                 to comply with certain of our
                                                 obligations under the
                                                 registration rights agreement.
                                                 See "Description of
                                                 Notes--Registration Rights."

Nasdaq National Market Symbol
   for our Common Stock.....................     ANAD.

Risk Factors................................     Investment in the notes
                                                 involves risks. You should
                                                 carefully consider the
                                                 information under "Risk
                                                 Factors" and all other
                                                 information included or
                                                 incorporated by reference in
                                                 this prospectus before
                                                 investing in the notes or our
                                                 common stock.

                                  RISK FACTORS

     An investment in our notes or our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before investing in our notes or our common stock. The trading price of our notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to ANADIGICS

     We have a history of recent losses, and expect to continue to incur losses.

     We have incurred operating and net losses in each of the three years in the period ended December 31, 2003 and expect to continue to incur losses in 2004. The markets for our products weakened substantially in 2001. The downturn from 2000 levels reflects a reduction in capital spending by many of our customers and lower end consumer demand.

     Although the company has gained increased market acceptance for certain of its products in 2004, the market for our products remains weak. We cannot assure you as to whether or when we will become profitable again. If the recent trend in our net losses does not reverse, either because the economy does not improve or because we underperform, our ability to compete in a very difficult market may be materially and adversely affected.

     Our results of operations can vary significantly.

     The semiconductor industry has been cyclical, seasonal and subject to significant downturns. Since the beginning of 2001, the industry has experienced market weaknesses that have created lower order demand, production overcapacity, high inventory levels, and accelerated declines in average selling prices for our products, which is expected to continue in the future. These elements have continued to negatively affect our operating results.

     Our results of operations have been subject to significant quarterly fluctuations. As a result, we may experience substantial period-to-period fluctuations in future operating results. Investors should not rely on our results of operations for any previous period as an indicator of what results may be for any future period.

     Our decline in revenue and underutilized manufacturing capacity have adversely affected our gross margins and profitability.

     Our manufacturing infrastructure and capacity were designed to address significantly higher volume levels and consequently we have underutilized manufacturing capacity. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are fixed. Accordingly, our fixed production costs increase as a percentage of revenues during a period of declining revenues, which adversely affects our gross margin and profitability. In the future, improved utilization of our manufacturing capacity will primarily depend on continued growth in demand for our wireless products. Our ability to reduce expenses is further constrained because we must continue to invest in research and development in order to maintain our competitive position.

     We depend on a small number of customers; a loss of or a decrease in purchases and/or change in purchasing patterns by one of these customers would materially and adversely affect our revenues and our ability to forecast revenue.

     We receive most of our revenues from a few significant customers and their subcontractors. Sales to Kyocera, Motorola, Inc. and LG Electronics accounted for 28%, 14% and 14%, respectively, of total net sales during 2003. Sales to Kyocera, Motorola, Inc., LG Electronics, and Scientific Atlanta accounted for 11%, 11%, 13% and 10%, respectively, of total net sales during the nine months ended October 2, 2004. Sales to our greater than 10% customers have exceeded 55% of total revenues in each of the last three fiscal years. Our operating results have been materially and adversely affected in the past by the failure of anticipated orders to be realized and by deferrals or cancellations of orders as a result of changes in customer requirements. If we were to lose Kyocera, Motorola, LG Electronics, Scientific Atlanta or another major customer, or if sales to these customers were to decrease materially, results of operations would be materially and adversely affected.

     Several of our customers have reduced the lead times on orders placed with us for our products. While this trend has enabled us to reduce our inventories, it also restricts our ability to forecast future revenues. We cannot predict whether a change in order demand patterns or lead times from customers will take place.

     We will need to keep pace with rapid product and process development and technological changes as well as product cost reductions to be competitive.

     Rapid changes in both product and process technologies characterize the markets for our products. Because these technologies are continually evolving, we believe that our future success will depend, in part, upon our ability to continue to improve the efficiencies of our product and process technologies and rapidly develop new products and process technologies. If a competing technology emerges that is, or is perceived to be, superior to our existing technology and we are unable to develop and/or implement the new technology successfully or to develop and implement a competitive and economic alternative technology, our results of operations would be materially and adversely affected. We will need to make substantial investments to develop these enhancements and technologies, and we cannot assure investors that funds for these investments will be available or that these enhancements and technologies will be successful.

     Our products have experienced rapidly declining unit prices.

     In each of the markets where we compete, prices of established products tend to decline significantly over time. Accordingly, in order to remain competitive, we believe that we must continue to develop product enhancements and new technologies that will either slow the price declines of our products or reduce the cost of producing and delivering our products. If we fail to do so, our results of operations and financial condition would be materially and adversely affected.

     The variability of our manufacturing yields may affect our gross margins.

     Our manufacturing yields vary significantly among products, depending on the complexity of a particular integrated circuit's design and our experience in manufacturing that type of integrated circuit. We have experienced difficulties in achieving planned yields in the past, particularly in pre-production and upon initial commencement of full production volumes, which have adversely affected our gross margins.

     Regardless of the process technology used, the fabrication of integrated circuits is a highly complex and precise process. Problems in the fabrication process can cause a substantial percentage of wafers to be rejected or numerous integrated circuits on each wafer to be nonfunctional, thereby reducing yields. These difficulties can include:

     o defects in masks, which are used to transfer circuit patterns onto our wafers;

     o    impurities in the materials used;

     o    contamination of the manufacturing environment; and

     o    equipment failure.

     Many of our manufacturing costs are relatively fixed and average selling prices for our products tend to decline over time. Therefore, it is critical for us to improve the number of shippable integrated circuits per wafer and increase the production volume of wafers in order to maintain and improve our results of operations. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. We cannot assure you that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations and financial condition could be materially and adversely affected.

     We depend on foreign semiconductor assembly contractors and a loss of an assembly contractor could result in delays or reductions in product shipment.

     We do not assemble our integrated circuits or multi-chip modules. Instead, we provide the integrated circuit die and, in some cases, packaging and other components to assembly vendors located primarily in Asia. We maintain two qualified service suppliers for each assembly process. If we are unable to obtain sufficient high quality and timely assembly service, or if we lose one of our current assembly vendors, or if we experience delays in transferring our production between assembly vendors, or if means of transportation to our vendors are interrupted, we would experience delays or reductions in product shipment, and/or reduced product yields, that could materially and adversely affect our results of operations and financial condition.

     The manufacturing of our products could be delayed as a result of the outsourcing of our test operations.

     We outsource most of the testing of certain of our products to test houses or vendors overseas, primarily in Asia. The failure of these test houses or other third parties to maintain our standards of testing or complete the testing process of our products in a timely manner could subject us to delays in manufacturing and the delivery of products to customers, which could have a material adverse effect on our results of operations and financial condition. In addition to the test houses, we also test some of our products internally.

     The short life cycles of some of our products may leave us with obsolete or excess inventories.

     The life cycles of some of our products depend heavily upon the life cycles of the end products into which our products are designed. For example, we estimate that current life cycles for cellular and PCS telephone handsets, and in turn our cellular and PCS products, are approximately 12 to 24 months. Products with short life cycles require us to manage production and inventory levels closely. We cannot assure investors that obsolete or excess inventories, which may result from unanticipated changes in the estimated total demand for our products and/or the estimated life cycles of the end products into which our products are designed, will not affect us beyond the inventory charges taken in the past.

     Our announced restructuring plans may have insufficiently addressed market conditions.

     In 2001, 2002 and 2003, we announced restructuring plans in response to a sharp downturn in our industry. Under our restructuring plans, we have incurred charges relating to reductions in our workforce, impairments of certain manufacturing and research fixed assets, and the consolidation of facilities. From January 1, 2001 to December 31, 2003, our workforce was reduced by over 25%, primarily through restructuring initiatives. We may have incorrectly anticipated the extent of the long-term market decline for our products and services and we may be forced to restructure further or may incur further operating charges due to poor business conditions.

     We face intense competition, which could result in a decrease in our products' prices and sales.

     The semiconductor industry is intensely competitive and is characterized by rapid technological change. We compete primarily with manufacturers of discrete gallium arsenide and silicon semiconductors and with manufacturers of gallium arsenide and silicon integrated circuits. We expect increased competition from:

     o other gallium arsenide integrated circuit manufacturers, who may replace us as a supplier to our market customers or otherwise dilute our sales to them;

     o    silicon analog integrated circuit manufacturers; and

     o companies which may penetrate the radio frequency/microwave integrated circuit communications market with other breakthrough technologies.

     Increased competition could result in:

     o    decreased prices of our integrated circuits;

     o    reduced demand for our products; and

     o    a reduction in our ability to recover development-engineering costs.

     Any of these developments could materially and adversely affect our results of operations and financial condition.

     Most of our current and potential competitors, including Hitachi Ltd., Maxim Integrated Products Inc., Microtune Inc., Motorola, RF Micro Devices Inc. and Skyworks Solutions, Inc., have significantly greater financial, technical, manufacturing and marketing resources than we do. We cannot assure investors that we will be able to compete successfully with existing or new customers.

     We face a risk that capital needed for our business will not be available when we need it.

     In the future, we may need to access sources of financing to fund our growth. Taking into consideration our cash balance including marketable securities of $107.9 million at October 2, 2004, our $46.7 million in outstanding convertible senior unsecured notes due November 2006 and the notes which are being registered by means of this prospectus, we believe that our existing sources of liquidity, together with cash expected to be generated from operations, will be sufficient to fund our research and development, capital expenditure, working capital and other financing requirements for at least the next twelve months.

     However, there is no assurance that the capital required to fund these expenses will be available in the future. Conditions existing in the U.S. capital markets when we seek financing, as well as the then current condition of our company, will affect our ability to raise capital, as well as the terms of any financing. We may not be able to raise enough capital to meet our capital needs on a timely basis or at all. Failure to obtain capital when required would have a material adverse affect on us.

     In addition, any strategic investments and acquisitions that we may make to help us grow our business may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

     We may pursue selective acquisitions and alliances and the management and integration of additional operations could be expensive and could divert management time and acquisitions may dilute the ownership of our current shareholders.

     As part of our strategy, we will selectively pursue acquisitions and alliances. Our ability to complete acquisitions or alliances is dependent upon, and may be limited to, the availability of suitable candidates and capital. In addition, acquisitions and alliances involve risks that could materially adversely affect our operating results, including the management time that may be diverted from operations in order to pursue and complete such transactions and difficulties in integrating and managing the additional operations and personnel of acquired companies. We cannot assure investors that we will be able to obtain the capital necessary to consummate acquisitions or alliances on satisfactory terms, if at all. Further, any businesses that we acquire will likely have their own capital needs, which may be significant, which we could be called upon to satisfy independent of the acquisition price. Future acquisitions or alliances could result in additional debt, equity, costs and contingent liabilities, all of which could materially adversely affect our results of operations and financial condition. Any such additional debt could subject us to substantial and burdensome covenants and any such equity could be materially dilutive to existing stockholders. The growth that may result from future acquisitions or alliances may place significant strains on our resources, systems and management. If we are unable to effectively manage such growth by implementing systems, expanding our infrastructure and hiring, training and managing employees, our ability to offer our products could be materially harmed.

     We depend heavily on key personnel.

     Our success depends in part on keeping key technical, marketing, sales and management personnel. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in radio frequency engineering, integrated circuit design and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future.

     Our international sales and operations involve foreign exchange risks.

     Sales to customers located outside North America (based on shipping addresses and not on the locations of ultimate end users) accounted for 65%, 46% and 49% of our net sales for the years ended December 31, 2001, 2002 and 2003, respectively, and 62% of our net sales for the nine months ended October 2, 2004. We expect that revenues derived from international sales will continue to represent a significant portion of our net sales.

     In addition, independent third parties located in Asia supply a substantial portion of the starting wafers and packaging components that we use in the production of gallium arsenide integrated circuits, and assemble and test nearly all of our products.

     Due to our reliance on international sales and on foreign suppliers, assemblers and test houses, we are subject to risks of conducting business outside of the United States, including primarily those arising from currency fluctuations, which could affect the price of our products and/or the cost of producing them relative to that of our competitors.

     Sources for certain components, materials and equipment are limited, which could result in delays or reductions in product shipments.

     We do not manufacture any of the starting wafers, packaging or passive components used in the production of our gallium arsenide integrated circuits. Wafers and packaging components are available from a limited number of sources. If we are unable to obtain these wafers or components in the required quantities and quality, we could experience delays or reductions in product shipments, which would materially and adversely affect our results of operations and financial condition.

     We depend on a limited number of vendors to supply equipment used in our manufacturing processes. When demand for semiconductor manufacturing equipment is high, lead times for delivery of such equipment can be substantial. We cannot assure investors that we would not lose potential sales if required manufacturing equipment is unavailable and, as a result, we are unable to maintain or increase our production levels.

     We may face constraints on our manufacturing capacity which would limit our ability to increase sales volumes.

     We believe that our six-inch wafer fabrication facility, the expansion of which was completed in June of 2002, should be able to satisfy our forecasted production needs. However, if production volumes were to increase significantly from expected levels, we might be required to hire, train and manage additional production personnel in order to successfully increase production capacity at our facility. We cannot assure investors that we would be able to implement these changes successfully. A delay for any reason in increasing capacity would limit our ability to increase sales volumes. In addition, if we fail to increase production and do not have sufficient capacity to satisfy the demand for our products, our relationships with customers could be harmed.

     We may face interruptions in our manufacturing processes.

     Our manufacturing operations are complex and subject to disruption, including for causes beyond our control. The fabrication of integrated circuits is an extremely complex and precise process consisting of multiple steps. It requires production in a highly controlled, clean environment. Minor impurities, contamination of the clean room environment, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer, defects in equipment or materials, human error, or a number of other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer to malfunction. Because our operating results are highly dependent upon our ability to produce integrated circuits at acceptable manufacturing yields, the above listed factors could have a material adverse effect on our business. In addition, we may discover from time to time defects in our products after they have been shipped, which may require us to replace such products.

     Additionally, our operations may be affected by lengthy or recurring disruptions of operations at any of our production facilities or those of our subcontractors. These disruptions may include electrical power outages, fire, earthquake, flooding, war, acts of terrorism, or other natural or man-made disasters. Disruptions of our manufacturing operations could cause signifi-cant delays in shipments until we are able to shift the products from an affected facility or subcontractor to another facility or subcontractor. In the event of such delays, we cannot assure investors that the required alternative capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternative wafer production or assembly and test capacity is available, we may not be able to obtain it on favorable terms, which could result in higher costs and/or a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through external manufacturing or similar arrangements with others.

     Due to the highly specialized nature of the gallium arsenide integrated circuit manufacturing process, in the event of a disruption at the Warren, New Jersey semiconductor wafer fabrication facility, alternative gallium arsenide production capacity would not be immediately available from third-party sources. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

     We are subject to stringent environmental regulation both domestically and abroad.

     We are subject to a variety of federal, state, local and foreign requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in or resulting from our manufacturing processes. Failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination. Although we are aware of contamination resulting from historical third-party operations at one of our facilities, a prior owner has been performing, and paying for the costs associated with, remediation of this property pursuant to an agreement with the state environmental regulatory authority. However, we cannot assure you that such prior owner will continue to do so or that we will not incur any material costs or liabilities associated with compliance with environmental laws in the future.

     We may not be successful in protecting our intellectual property rights or in avoiding claims that we infringed on the intellectual property rights of others.

     Our success depends in part on our ability to obtain patents and copyrights, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. As is typical in the semiconductor industry, we have been notified, and may be notified in the future, that we may be infringing on certain patent and/or other intellectual property rights of others. We cannot assure investors that we will not be subject to patent litigation to defend our products or processes against claims of patent infringement or other intellectual property claims. Any such litigation could result in substantial costs and diversion of our resources. If we determine that we have infringed on the intellectual property rights of others, we cannot assure investors that we would be able to obtain any required licenses on commercially reasonable terms.

     In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other non-patented proprietary information relating to our product development and manufacturing activities, which we seek to protect, in part, by confidentiality agreements with our collaborators and employees. We cannot assure investors that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

Risks Related to the Notes and Our Common Stock

     An active trading market for the notes may not develop.

     On September 24, 2004, we issued the notes offered for resale pursuant to this prospectus to the initial purchaser in a private placement. The notes are currently eligible for trading on PORTAL(TM). However, the notes resold pursuant to this prospectus will no longer trade on PORTAL(TM) and, as a result, there may be a limited market for the notes. We do not intend to list the notes on any securities exchange or automated quotation system. We cannot assure that an active or sustained trading market for the notes will develop or that holders will be able to sell their notes or sell their notes at a price they deem satisfactory. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities.

     The price of our common stock and the notes may fluctuate significantly, which may make it difficult for you to resell the notes or common stock issuable upon conversion of the notes when you want or at prices you find attractive.

     The price of our common stock on the Nasdaq National Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. Because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have an effect on the trading price of the notes. Holders who have received common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices.

     The price of our common stock could be adversely affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity involving our common stock. This activity could, in turn, affect the trading prices of the notes.

     Our stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

     o    our performance and prospects;

     o    the performance and prospects of our major customers;

     o    the depth and liquidity of the market for our common stock;

     o    investor perception of us and the industry in which we operate;

     o    changes in earnings estimates or buy/sell recommendations by analysts;

     o    general financial and other market conditions; and

     o    domestic and international economic conditions.

     In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

     The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

     The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or exchange offers as described under "Description of Notes--Conversion of Notes--Conversion Rate Adjustments." The conversion rate will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the notes. See "Description of Notes--Conversion of Notes--Conversion Rate Adjustments." There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

     The notes are unsecured and, therefore, will be subordinated to any secured debt we may incur, and are effectively subordinated to all liabilities of our subsidiaries.

     The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes will be subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of any secured debt may assert rights against secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. In addition, as debt of ANADIGICS, the notes are effectively subordinated to all debt and other liabilities, including trade payables, of our subsidiaries.

     We may not have the ability to raise the funds necessary to finance the designated event repurchase option.

     If a designated event, as described under the heading "Description of Notes--Repurchase at the Option of the Holder upon a Designated Event," occurs prior to maturity, we may be required to repurchase all or part of the notes. We may not have enough funds to pay the repurchase price for all tendered notes. In addition, any credit agreement or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might also constitute a default under the terms of our other indebtedness.

     The repurchase rights in the notes triggered by a designated event could discourage a potential acquiror.

     The repurchase rights in the notes triggered by a designated event, as described under the heading "Description of Notes--Repurchase at the Option of the Holder upon a Designated Event," could discourage a potential acquiror. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     The notes do not restrict our ability to incur additional debt or to take other actions that could negatively affect holders of the notes.

     We are not restricted under the terms of the notes from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take other actions that are not limited by the terms of the notes, could have the effect of diminishing our ability to make payments on the notes when due. In addition, we are not restricted from repurchasing subordinated indebtedness or our common stock by the terms of the notes.

     We may not have sufficient cash flow to make payments on the notes and any other debt we may incur.

     Our ability to pay principal and interest on the notes and our other debt and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive and regulatory factors. For a discussion of some of these risks and uncertainties, please see "Risk Factors--Risks Related to ANADIGICS." Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including making payments on the notes.

     The make-whole premium payable on notes converted in connection with, or tendered for repurchase upon, a fundamental change may not adequately compensate you for the lost option time value of your notes as a result of such fundamental change.

     If a fundamental change occurs on or prior to July 15, 2009, we will pay a make-whole premium on notes converted in connection with, or tendered for repurchase upon, such fundamental change. The amount of the make-whole premium will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting the fundamental change as described below under "Description of Notes--Determination of the Make Whole Premium." While the make-whole premium is designed to compensate you for the lost option time value of your notes as a result of such fundamental change, the amount of the make-whole premium is only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if a fundamental change occurs after July 15, 2009 or if the price paid per share of our common stock in the transaction constitut-ing the fundamental change is less than $3.86, no make-whole premium will be paid. If the price paid per share of our common stock in the transaction constituting the fundamental change is equal to or greater than $17.50, the make-whole premium will be equal to 1% of the principal amount of the notes converted in connection with, or tendered for repurchase upon, such fundamental change, regardless of when the fundamental change becomes effective; provided, that if such fundamental change occurs after July 15, 2009, no make-whole premium will be payable. In no event will the total number of shares of ANADIGICS' common stock issuable upon conversion of the notes exceed 259.0673 per $1,000 principal amount of notes, subject to adjustment in the same manner as described under "Description of Notes--Conversion of Notes--Conversion Rate Adjustments."

     Holders of notes are not be entitled to any rights with respect to our common stock, but are subject to all changes made with respect to our common stock.

     Holders of notes are not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but are subject to all changes affecting the common stock. Holders of notes will only be entitled to rights on the common stock if and when we deliver shares of common stock in exchange for their notes. For example, if an amendment is proposed to our certificate of incorporation or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs before delivery of the common stock upon conversion of the notes, holders of notes will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

     Future public sales of our common stock, including that issued in connection with our acquisition of the wireless LAN power amplifier business of R.F. Solutions, Inc., could cause the market price of our common stock to fall.

     In connection with our March 2003 acquisition of the wireless LAN power amplifier business of R.F. Solutions, Inc., and pursuant to the terms of the acquisition agreement, we issued 747,280 restricted shares of our common stock effective March 31, 2004 valued at approximately $4.6 million. These shares represent contingent consideration earned by the seller based on the revenues generated by the acquired business during the 12 months ended March 31, 2004. Sales of these shares, or the perception that sales will occur, may cause the market price of our stock to fall. The holders of these shares have the right to sell these shares subject to the volume and manner of sale restrictions of Rule 144 under the Securities Act of 1933. The holders of these shares also have the right to require us to register these shares for resale under the Securities Act of 1933, and additional rights to request registration if we file a registration statement for the sale of common stock on our own behalf or on behalf of other stockholders.

     Certain provisions in our amended and restated certificate of incorporation, our amended and restated bylaws and our shareholders' rights agreement and of Delaware law could deter, delay or prevent a third party from acquiring us and that could deprive you of an opportunity to obtain a takeover premium for our common stock.

     Our amended and restated certificate of incorporation, our amended and restated bylaws and Delaware law contain provisions that could have the effect of making it more diffi-cult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of ANADIGICS. See "Description of Capital Stock." In addition, we have a shareholders' rights agreement that under certain circumstances would significantly impair the ability of third parties to acquire control of us without prior approval of our board of directors.

     Together, our amended and restated certificate of incorporation, our amended and restated by-laws, certain provisions of Delaware law and our shareholders' rights agreement may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common stock and could also limit the price that investors may be willing to pay in the future for our common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the notes or the underlying common stock by the selling security holders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company has set forth below its ratio of earnings to fixed charges for each of the years in the five year period ended December 31, 2003 and the interim periods presented.


                                                                                     Nine Months Ended*
                                                                                 --------------------------
                           Year Ended December 31,*                              September 27,   October 2,
-----------------------------------------------------------------------------
       1999              2000           2001          2002           2003           2003           2004
---------------     -------------   -----------    ----------    ------------    -------------   ----------
     3.2x               19.1x            --             --              --              --             --


* For purposes of computing the ratio of earnings to fixed charges, total earnings consist of income (loss) before provision for income taxes and cumulative effect of accounting change plus fixed charges. Fixed charges consist of interest charges and that portion of rent expense that we believe to be representative of interest. Earnings were not sufficient to cover fixed charges by $82.8 million, $52.2 million and $51.1 million for the years ended December 31, 2001, December 31, 2002 and December 31, 2003, respectively. Earnings were not sufficient to cover fixed charges by $38.6 million and $32.8 million for the nine months ended September 27, 2003 and October 2, 2004, respectively. Because the Company had no preferred stock outstanding during any of the periods presented, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is quoted on the Nasdaq National Market under the symbol "ANAD." As of December 1, 2004, the last reported sale of our common stock, as reported by the Nasdaq National Market, was $3.40 per share. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                   High             Low

Calendar Year 2004:
Fourth Quarter (through December 1, 2004).....    $3.92            $2.65
Third Quarter.................................     5.15             3.21
Second Quarter................................     7.04             4.17
First Quarter.................................     9.11             5.65

Calendar Year 2003:
Fourth Quarter................................    $7.38            $4.52
Third Quarter.................................     5.65             2.98
Second Quarter................................     3.72             1.69
First Quarter.................................     2.95             1.69

Calendar Year 2002:
Fourth Quarter................................    $4.18            $1.59
Third Quarter.................................     8.20             2.00
Second Quarter................................    13.61             6.60
First Quarter.................................    16.29             9.40

     As of November 24, 2004, there were approximately 544 holders of record of our common stock.

     We have never paid cash dividends on our capital stock. We currently anticipate that we will retain all available funds for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

                              DESCRIPTION OF NOTES

     We issued the notes under an indenture dated as of September 24, 2004, between ANADIGICS, Inc., as issuer, and U.S. Bank Trust National Association, as trustee.

     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it and not this description defines your rights as a holder of notes.

     As used in this "Description of Notes" section, references to "ANADIGICS," "we," "our" or "us" refer solely to ANADIGICS, Inc. and not to its subsidiaries.

General

     The notes are senior unsecured obligations of ANADIGICS and rank junior to any future secured debt, on a parity with all of our other existing and future senior unsecured debt and prior to any existing or future subordinated debt. The notes are convertible into common stock as described under "--Conversion of Notes."

     The notes are limited to $38,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 and multiples of $1,000. The notes will mature on October 15, 2009 unless earlier converted or repurchased.

     We may, without the consent of the holders of the notes, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for United States federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

     Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

     You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of ANADIGICS except to the extent described below under "--Repurchase at the Option of the Holder upon a Designated Event."

     The notes bear interest at an annual rate of 5.00% from September 24, 2004, or from the most recent date to which interest has been paid or duly provided for. We will pay interest, and liquidated damages, if any, on April 15 and October 15 of each year, beginning April 15, 2005, to record holders at the close of business on the preceding April 1 and October 1, as the case may be. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

     We will maintain or cause to be maintained an office in the Borough of Manhattan, The City of New York, where we will pay the principal of the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds. However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Determination of the Make Whole Premium

     If a fundamental change occurs on or prior to July 15, 2009, we will pay a make-whole premium upon the repurchase of the notes as described below under "--Repurchase at the Option of the Holder Upon a Designated Event" and upon a conversion of the notes as described below under "--Conversion of Notes--Conversion Upon a Fundamental Change." No make-whole premium will be paid if the stock price (as defined below) is less than $3.86 per share (subject to adjustment). The make-whole premium will be 1% of the principal amount of the notes plus an additional percentage (the "additional premium") of such principal amount. The additional premium will be determined by reference to the table below and is based on the date on which such fundamental change becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the transaction constituting such fundamental change. If holders of our common stock receive only cash in such fundamental change, the stock price will be the cash amount paid per share. Otherwise the stock price will be the average of the closing prices of our common stock (determined as described below) on the 10 trading days up to but not including the effective date.

     We will pay the make-whole premium solely in shares of our common stock (other than cash in lieu of fractional shares) or in the same form of consideration into which 90% or more of the shares of our common stock have been converted in connection with such fundamental change (except that we will pay cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change). If holders of our common stock receive or have the right to receive more than one form of consideration in connection with such fundamental change, then for purposes of the foregoing, the forms of consideration in which the make-whole premium will be paid will be in proportion to the relative values, determined as described in the next paragraph, of the different forms of consideration paid to our common stockholders in connection with such fundamental change.

     The value of such consideration to be delivered in respect of the make-whole premium will be calculated as follows:

     o securities that are traded on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the av-erage closing price or last sale price, as applicable, on the 10 trading days prior to but excluding the designated event repurchase date,

     o securities, assets or property (other than cash) that holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities three business days prior to the designated event repurchase date, as determined by two independent nationally recognized investment banks selected by the trustee, and

     o    100% of any cash.

Notwithstanding the foregoing, in no event will the value of our common stock be less than 50% of the stock price used to determine the amount of the make-whole premium.

     The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

     The following table sets forth the additional premiums (table in percentages).


                                                            Stock Price
Effective
Date        $3.86   $4.00  $4.25  $4.50  $4.75  $5.00  $5.50  $6.00  $7.00  $8.00  $9.00  $10.00  $12.50  $15.00  $17.50
----        -----   -----  -----  -----  -----  -----  -----  -----  -----  -----  -----  ------  ------  ------  ------
9/20/04      0.0     2.0    5.6    9.3   13.2   17.1   15.1   13.4   10.5    8.2    6.4    4.9     2.2     0.7     0.0
10/15/05     0.3     2.2    5.6    9.2   12.9   16.7   14.6   12.8    9.8    7.5    5.7    4.3     1.8     0.5     0.0
10/15/06     0.5     2.2    5.4    8.8   12.3   16.0   13.7   11.7    8.7    6.5    4.8    3.5     1.4     0.3     0.0
10/15/07     0.4     1.9    4.8    7.8   11.1   14.6   12.0    9.9    6.8    4.8    3.4    2.3     0.8     0.1     0.0
10/15/08     0.0     0.8    3.0    5.6    8.4   11.6    8.6    6.4    3.8    2.3    1.5    1.0     0.3     0.0     0.0
7/15/09      0.0     0.0    0.0    0.0    0.0    0.0    0.0    0.0    0.0    0.0    0.0    0.0     0.0     0.0     0.0


     The exact stock price and repurchase dates may not be set forth on the table, in which case:

     o if the stock price is between two stock price amounts on the table or the repurchase date is between two dates on the table, the additional premium will be determined by straight-line interpolation between the additional premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year;

     o if the stock price equals or exceeds $17.50 per share (subject to adjustment), no additional premium will be paid; and

     o if the stock price is less than $3.86 per share (subject to adjustment), no make-whole premium will be paid.

     The "closing price" of our common stock on any date means the closing price per share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock Exchange Composite Tape or as reported in composite transactions for the principal United States securities exchange on which our common stock is traded (if other than the New York Stock Exchange) or, if our common stock is not listed on a United States national or regional securities exchange, the closing price as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing price on the basis we consider appropriate.

     "Trading day" for any security means (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New York Stock Exchange or another national securities exchange is open for business, or (y) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made thereon, or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Our obligation to pay the make-whole premium could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

     Notwithstanding the foregoing, in no event will the total number of shares of ANADIGICS' common stock issuable upon conversion of the notes exceed 259.0673 per $1,000 principal amount of notes, subject to adjustment in the same manner as set forth under "--Conversion of Notes--Conversion Rate Adjustments."

Conversion of Notes

     You may convert any of your notes, in whole or in part, into common stock at any time prior to the close of business on the business day immediately preceding the maturity date of the notes, subject to our prior repurchase of the notes.

     The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. The initial conversion rate for the notes is 200 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of $5.00 per share. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

     If you have submitted your notes for repurchase upon a designated event, you may convert your notes only if you withdraw your repurchase notice. Upon conversion of notes, a holder will not receive any cash payment of interest, unless such conversion occurs in connection with a fundamental change. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing price of our common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay:

     o    the principal amount of the note; and

     o except for conversions in connection with a fundamental change, accrued and unpaid interest, including liquidated damages, if any, on the note attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued and unpaid interest, including liquidated damages, if any, to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

     Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made (1) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next succeeding interest payment date or (2) to the extent of any overdue interest at the time of conversion with respect to such note.

     To convert your note into common stock you must:

     o complete and manually sign the conversion notice on the back of each note or a facsimile of the conversion notice and deliver this notice to the conversion agent;

     o    surrender the note to the conversion agent;

     o    if required, furnish appropriate endorsements and transfer documents;

     o    if required, pay all transfer or similar taxes; and

     o if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the conversion date under the indenture. If you hold a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with DTC's procedures for converting a beneficial interest in a global note.

     Conversion Upon a Fundamental Change

     We must give notice to all record holders and to the trustee at least ten trading days prior to the anticipated effective date of a "fundamental change," as defined below under "--Repurchase at the Option of the Holder Upon a Designated Event." We must also give notice to all record holders and to the trustee that a fundamental change has become effective within 15 days after such effective date. If you surrender your notes for conversion at any time during the period from the opening of business on the date that we give notice of the anticipated effective date of a fundamental change (the "effective date notice") to the close of business on the designated event repurchase date corresponding to such fundamental change (see "--Repurchase at the Option of the Holder Upon a Designated Event"), you will receive

     o the make-whole premium, if any, which will be in an amount determined as set forth above under "--Determination of the Make Whole Premium" and which will be payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted in connection with such fundamental change (other than cash in lieu of fractional interests in any security or other property delivered in connection with such fundamental change); plus

     o the number of shares of our common stock into which your notes are convertible (if you surrender your notes for conversion prior to the record date for receiving distributions in connection with the fundamental change or, if earlier, the effective date of the fundamental change) or the kind and amount of cash, securities and other assets or property that you would have received if you had held the number of shares of our common stock into which your notes were convertible immediately prior to the transaction (if you surrender your notes for conversion after such record date or effective date, as the case may be); plus

     o accrued and unpaid interest, including liquidated damages, if any, to but excluding the conversion date, which interest will be payable in cash.

     The make-whole premium will be paid on the repurchase date for such fundamental change.

     Conversion Rate Adjustments

     We will adjust the conversion rate (as well as the table of make-whole premiums as described above under "--Determination of the Make Whole Premium") if any of the following events occurs:

          (1) we issue common stock as a dividend or distribution on our common stock;

          (2) we issue to all holders of common stock certain rights or warrants to purchase our common stock;

          (3) we subdivide or combine our common stock;

          (4) we distribute to all holders of our common stock shares of our capital stock, evidences of indebtedness or assets, including cash or securities but excluding:

          o    rights or warrants specified in clause (2) above; and

          o    dividends or distributions specified in clause (1) above.

          If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the Nasdaq National Market or such other national or regional exchange or market on which the securities are then listed or quoted.

          If we distribute cash, then the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (a) the numerator of which shall be the current market price of a share of our common stock on the record date, and (b) the denominator of which shall be the current market price of a share of our common stock on the record date less the amount per share of the distribution. "Current market price" shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex" date with respect to the distribution requiring such computation. For purpose of this paragraph, the term "ex" date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing price was obtained without the right to receive such distribution.

          (5) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceed the closing price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (6) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer and, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause (6) will only be made if:

          o the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and

          o the cash and value of any other consideration included in the payment per share of common stock exceed the closing price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     However, the adjustment referred to in this clause (6) will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

     To the extent that our shareholders' rights agreement dated December 17, 1998 or future rights plan adopted by us is in effect at the time of any conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under such rights plan, unless prior to any conversion the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of such separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

     In the event of:

     o    any reclassification of our common stock;

     o    a consolidation, merger or combination involving us; or

     o a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

     You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of a taxable distribution to holders of common stock that results in a conversion rate adjustment or in certain other situations. See "Certain United States Federal Income Tax Considerations."

     Subject to applicable Nasdaq Marketplace rules regarding shareholder approval, we may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "Certain United States Federal Income Tax Considerations."

     Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

Optional Redemption by ANADIGICS

     We may not redeem the notes at our option in whole or in part prior to maturity.

Repurchase at the Option of the Holder upon a Designated Event

     If a designated event occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes, in whole or in part, on a repurchase date that is not less than 20 nor more than 35 business days after the date of our notice of the designated event. The notes will be repurchased only in integral multiples of $1,000 principal amount.

     We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest, including liquidated damages, if any, to, but excluding, the repurchase date, plus, in certain cases involving a designated event that is also a fundamental change, a make-whole premium payable solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which our common stock has been converted in connection with such fundamental change. See "--Determination of the Make Whole Premium." If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, including liquidated damages if any, payable on such interest payment date to the holder of record on the close of business on the corresponding record date.

     We will mail to all record holders a notice of a designated event within 15 days after the effective date of such designated event. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to require us to repurchase your notes, you must deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date.

     No notes may be repurchased by us at the option of holders upon a designated event if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the repurchase date.

     You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

     o    the principal amount of the withdrawn notes;

     o if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

     o the principal amount, if any, that remains subject to the repurchase notice.

     A "designated event" will be deemed to have occurred upon the occurrence of a fundamental change or a termination of trading.

     A "fundamental change" will be deemed to have occurred at the time after the notes are originally issued that the following occurs: any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 90% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive consideration, less than 90% of which is common stock that (x) is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, or
(y) is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar U.S. system of automated dissemination of quotations of securities prices.

     A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market.

     We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a designated event.

     These designated event repurchase rights could discourage a potential acquiror. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

     We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain the necessary consent, we would not be permitted to repurchase the notes. Our failure to repurchased tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by ANADIGICS

     The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

     o we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     o the successor person assumes all of our obligations under the notes and the indenture;

     o after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default; and

     o we have delivered to the trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

     When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

     The following are events of default under the indenture:

     o we fail to pay principal when due at maturity, upon repurchase or otherwise on the notes;

     o we fail to pay when due any interest on the notes, including liquidated damages, if any, under the Registration Rights Agreement, or any make-whole premium, and such failure continues for a period of 30 days;

     o we fail to convert the notes upon exercise of a holder's conversion right;

     o we fail to provide notice of the occurrence of a designated event on a timely basis;

     o we fail to perform or observe any of the other covenants in the indenture for 60 days after notice as provided in the indenture;

     o    certain events involving our bankruptcy, insolvency or reorganization;
          or

     o default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $10,000,000, and such acceleration has not been rescinded or annulled within a period of 30 days after written notice as provided in the indenture.

     The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

     If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal, accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal, accrued interest and liquidated damages, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, interest or liquidated damages, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

     Payments of principal, interest or liquidated damages, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

     The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

     No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, interest or liquidated damages, if any, on the notes, unless:

     o the holder has given the trustee written notice of an event of default;

     o the holders of at least 25% in principal amount of outstanding notes make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

     o the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes;

     o the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; and

     o the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

Modification and Waiver

     The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend certain provisions of the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

     o    extend the fixed maturity of any note;

     o reduce the rate or extend the time for payment of interest, including liquidated damages, if any, on any note;

     o    reduce the principal amount of any note;

     o    reduce any amount payable upon repurchase of any note;

     o adversely change our obligation to repurchase any note as a result of a designated event;

     o impair the right of a holder to institute suit for payment on any note;

     o    change the currency in which any note is payable;

     o reduce the amount of the make-whole premium or otherwise impair the right of a holder to receive the make-whole premium due on any note;

     o impair the right of a holder to convert any note or reduce the number of shares or the amount of any other property receivable upon conversion;

     o    reduce the quorum or voting requirements under the indenture;

     o subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

     o reduce the percentage of notes required for consent to any modification of the indenture.

     We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, Denomination and Registration

     The notes were issued:

     o    in fully registered form;

     o    without interest coupons; and

     o in denominations of $1,000 principal amount and integral multiples of $1,000.

     Global Note, Book-Entry Form

     Notes are evidenced by one or more global notes. We deposited the global note or notes with DTC and registered the global notes in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

     Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

     o    not be entitled to have certificates registered in their names;

     o not receive physical delivery of certificates in definitive registered form; and

     o    not be considered holders of the global note.

     We will pay interest on and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

     o for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

     o for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We have been informed that DTC's practice is to credit participants' accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in "street name."

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

     Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

     DTC has advised us that it is:

     o a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

     o a "clearing corporation" within the meaning of the Uniform Commercial Code; and

     o a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

     We will issue the notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures. The indenture permits us to determine at any time and in our sole discretion that notes shall no longer be represented by global notes, subject to DTC's tendering the global note or notes representing the notes for exchange for definitive notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

Registration Rights

     We have entered into a registration rights agreement with the initial purchaser pursuant to which we agreed to use our reasonable best efforts to cause the shelf registration statement to become effective within 180 days of the first date of the original issuance of the notes and to use our reasonable best efforts to keep the shelf registration statement effective until the earlier of (i) two years after the last date of the original issuance of the notes offered hereby or (ii) the date there are no longer any registrable securities.

     When we use the term "registrable securities" in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

     o the effective registration under the Securities Act and the resale of the registrable securities in accordance with the registration statement;

     o the expiration of the holding period under Rule 144(k) under the Securities Act or any successor or similar provision then in effect; or

     o the sale of the registrable securities to the public pursuant to Rule 144 under the Securities Act or any successor or similar provision then in effect (but not Rule 144A under the Securities Act).

     We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

     o    exceed 30 days in any three-month period; or

     o    an aggregate of 90 days for all periods in any 12-month period.

     Notwithstanding the foregoing, we will be permitted to suspend the use of this prospectus for up to 60 days in any three-month period under certain circumstances, relating to probable acquisitions, financings, recapitalizations, business combinations or other similar transactions.

     We will pay predetermined liquidated damages on any interest payment date if this prospectus is unavailable for periods in excess of those permitted above:

     o on the notes at an annual rate equal to 0.25% for the first 90 day period and 0.5% thereafter of the aggregate principal amount of the notes outstanding until the registration statement is filed or made effective or during the additional period this prospectus is unavailable; and

     o on the common stock that has been converted, at an annual rate equal to 0.25% for the first 90 day period and 0.5% thereafter of an amount equal to $1,000 divided by the conversion rate during such periods.

     Under the registration rights agreement we will:

     o    pay all expenses of the shelf registration statement;

     o    provide each registered holder copies of this prospectus;

     o notify holders when the shelf registration statement has become effective; and

     o take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

     This shelf registration statement permits resales of registrable securities by selling security holders though brokers and dealers. See "Plan of Distribution."

Information Concerning the Trustee

     We have appointed U.S. Bank Trust National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

     The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Governing Law

     The notes and the indenture are governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     ANADIGICS has 150,000,000 authorized shares of capital stock, consisting of 144,000,000 shares of common stock, par value $.01 per share, 1,000,000 shares of non-voting common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of November 24, 2004, we had 32,890,691 shares of common stock outstanding and no shares of preferred stock or non-voting common stock outstanding.

     The following is a summary of certain provisions of Delaware law and our certificate of incorporation and by-laws. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and by-laws.

Description of Common Stock and Non-Voting Common Stock

     The rights of holders of common stock and non-voting common stock are identical except for voting and certain conversion privileges. Subject to the prior rights of the holders of any preferred stock, the holders of outstanding shares of common stock and non-voting common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. The shares of common stock and non-voting common stock are not redeemable, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding-up of ANADIGICS, the holders of common stock and non-voting common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Holders of non-voting common stock are not entitled to vote, except as required by law or in the case of certain amendments to or modifications of our certificate of incorporation. There is no cumulative voting. Subject to restrictions in our certificate of incorporation, certain holders of common stock may convert, at any time, any or all of the shares of common stock held by such holders into non-voting common stock on a one-for-one basis. Subject to restrictions in our certificate of incorporation and to certain regulatory limitations which may be imposed upon a holder thereof, the non-voting common stock is convertible on a one-for-one basis into common stock at any time at the option of the holder thereof.

Description of Preferred Stock

     Under our certificate of incorporation, our board of directors is authorized, without further stockholder vote or action, to issue up to 5,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. Our board of directors has authorized for issuance 100,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share, in connection with our Rights Plan (as described below) and no preferred shares were outstanding.

     Issuances of preferred shares are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our stock may then be quoted or listed. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock, including the loss of voting control to others.

     Our board of directors, in approving the issuance of a series of our preferred stock, has the authority to determine the following terms, among others:

     o the number of shares constituting that series and the distinctive designation of that series;

     o the dividend rate of that series, the conditions of and the time of payment thereof, whether dividends shall be cumulative, and, if so, the date or dates from which any cumulative dividends shall commence to accrue, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other class or series;

     o the voting rights of that series, if any, and the terms of such voting rights;

     o whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of any such redemption, including the date or dates upon or after which such shares shall be redeemable and the amount payable per share in case of redemption, which amount may vary under different conditions and at different redemption dates;

     o whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and conditions and amount of such sinking fund;

     o the rights of shares of that series in the event of a merger, acquisition, voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of ANADIGICS, and the relative rights of priority, if any, of payment of shares of that series over shares of any other class or series;

     o whether the issuance of any additional shares of that series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

     o whether the shares of that series shall be convertible into or exchangeable for shares of any other class or series, or any other security of ANADIGICS or any other corporation, and, if so, the specification of such other class, series or type of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which the shares of the series shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made; and

     o any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of that series as the board of directors may deem advisable and as shall not be inconsistent with the provisions of our certificate of incorporation and as permitted under the laws of the State of Delaware.

Description of Rights Plan

     On December 17, 1998, our board of directors declared a dividend distribution of one right for each of our outstanding shares of common stock. The distribution was payable to holders of record on December 31, 1998, the record date. The right also attached to each share of common stock issued after the record date but before the distribution date or expiration date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, at a price of $75.00 per one one-thousandth of a share, referred to as the purchase price, subject to adjustment. The description and terms of the rights are set forth in a rights agreement, as amended, between us and Mellon Investor Services LLC (formerly known as Chase Mellon Shareholder Services, L.L.C.), as rights agent. See our Registration Statement on Form 8-A/A filed on September 9, 1999 and incorporated herein by reference.

Antitakeover Effects of Provisions of the Charter, By-laws and Certain Other Agreements

     Stockholders' rights and related matters are governed by Delaware law and our certificate of incorporation and by-laws. In addition to our Rights Plan, certain provisions of Delaware law and our certificate of incorporation and by-laws, which are summarized below, may discourage or make more difficult a takeover attempt that a stockholder might consider in its best interest. Such provisions may also adversely affect prevailing market prices for our common stock.

Staggered Board of Directors

     Our certificate of incorporation provides that our board of directors is divided into three classes, each elected for a three-year term. This provision could discourage a takeover attempt because at no time is a majority of the board of directors standing for re-election.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

     Our by-laws contain advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our secretary no later than 90 days nor more than 120 days before the first anniversary date of our proxy statement in connection with our last annual meeting of stockholders. The notice of stockholder nominations must set forth certain information about each nominee who is not an incumbent director.

Limitation of Liability of Directors

     Our certificate of incorporation provides that a director will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the unlawful payment of dividends, stock purchases or redemptions or for any transaction from which the director or officer derived an improper personal benefit.

Section 203 of the Delaware General Corporation Law

     Section 203 of the Delaware General Corporation Law prevents an "interested stockholder," defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a "business combination" with us for three years following the date such person became an interested stockholder unless:

     o before such person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     o following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder.

     The statute contains provisions enabling a corporation to avoid the statute's restrictions. We have not sought to "elect out" of the statute, and therefore, the restrictions imposed by this statute will apply to us.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     This section describes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This description does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below.

     This description is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's particular circumstances, or to certain types of holders subject to special treatment under U.S. federal income tax laws, such as financial institutions, real estate investment trusts, regulated investment companies, grantor trusts, insurance companies, tax-exempt organizations, brokers or dealers in securities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, persons holding notes or common stock as part of a position in a "straddle" or as part of a "hedging," "conversion" or "integrated" transaction for U.S. federal income tax purposes, persons that have a "functional currency" other than the United States dollar, and partnerships or other entities taxed as partnerships for U.S. federal income tax purposes. In addition, this description does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations, such as estate or gift tax, other than United States federal income tax considerations, that may be applicable to particular holders. Further, this description assumes that holders hold the notes or common stock as capital assets, which is generally property held for investment, within the meaning of section 1221 of the Internal Revenue Code.

     Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of U.S. federal estate or gift tax laws, foreign, state or local laws and tax treaties.

Tax Consequences to U.S. Holders

     For purposes of this description, a "U.S. Holder" is:

     o a citizen or resident of the United States or someone treated as a United States citizen or resident for United States federal income tax purposes;

     o a corporation organized in or under the laws of the United States or any State thereof (including the District of Columbia);

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust, if such trust validly elects to be treated as a United States person for United States federal income tax purposes, or if a court within the United States can exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust.

Taxation of Interest

     A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with such U.S. Holder's regular method of accounting.

     The notes could be subject to special rules that apply to contingent payment debt instruments. These rules may require a U.S. Holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. We might have been required to pay liquidated damages if we had failed to achieve registration of the notes. In addition, upon a fundamental change, we may be required to pay a make-whole premium. We do not believe that, because of these potential additional payments, the notes should be treated as contingent payment debt instruments. Therefore we do not intend to treat the notes as contingent payment debt instruments for federal income tax purposes. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent payment debt instrument rules.

Market Discount; Bond Premium

     A U.S. Holder that purchases a note with "market discount," which generally occurs when the purchase price for the note is less than the note's principal amount, will be subject to special rules. Under a de minimis exception, however, those special rules will not apply if the amount of market discount does not exceed one quarter of one percent of the stated redemption price at maturity multiplied by the number of full years remaining until the maturity of the notes. If the special rules apply, any gain recognized by the U.S. Holder upon a sale or other disposition of the note will generally be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount generally accrues on a straight line basis over the remaining term of the note, but the U.S. Holder can elect to compute accrued market discount based on a constant-yield method. The U.S. Holder of a note with market discount might be required to recognize gain to the extent of accrued market discount even if the disposition takes a form, such as a gift, in which the U.S. Holder would not normally be required to recognize gain. The market discount rules will not affect the tax consequences to the U.S. Holder upon conversion of the note, which will generally be nontaxable under the rules described under "Conversion of the Notes." The market discount accrued prior to conversion, however, will be carried over to the stock received on conversion, so that any gain recognized by the U.S. Holder upon disposition of the stock will be treated as ordinary (interest) income to the extent of such market discount. If the U.S. Holder's purchase of the notes is debt-financed, the U.S. Holder will not be entitled to deduct interest expense allocable to accrued market discount until the U.S. Holder recognizes the corresponding income. Finally, the U.S. Holder of a note with market discount may elect to include the market discount in income as it accrues. If a U.S. Holder makes this election, any gain recognized on a disposition of the note will be entirely capital gain, and the rules deferring the deduction of interest on related loans will not apply.

     If a U.S. Holder purchases a note at a price that exceeds the principal amount plus accrued interest, the U.S. Holder generally can elect to amortize the premium, using a constant yield method, to reduce the interest income reported by the U.S. Holder for each period. Any premium paid on acquiring a note is not amortizable, however, to the extent that it reflects the value of the conversion privilege of the note. Once made, such an election is revocable only with Internal Revenue Service consent. The election applies to all bonds, other than bonds the interest on which is not includible in gross income, held by the electing U.S. Holder at the beginning of the first taxable year to which the election applies and all such bonds thereafter acquired by the U.S. Holder. If the U.S. Holder elects to amortize premium, the amortized premium would reduce the U.S. Holder's tax basis in the note.

Sale, Exchange or Redemption of the Notes

     A U.S. Holder generally will recognize capital gain or loss if the U.S. Holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The U.S. Holder's gain or loss will generally equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the note. The U.S. Holder's adjusted tax basis in the note will generally equal the amount the U.S. Holder paid for the note increased by the amount of any market discount previously included in income by the U.S. Holder with respect to the note and reduced by any amortized premium. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the note, except that the portion of any proceeds attributable to accrued interest, including accrued unrecognized market discount, as discussed above, will not be taken into account in computing the U.S. Holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. Holder has not previously included the accrued interest or market discount in income. The gain or loss recognized by a U.S. Holder on a disposition of the note will be long-term capital gain or loss if the U.S. Holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Conversion of the Notes

     A U.S. Holder who converts his or her note into common stock generally will not recognize any income, gain or loss upon the conversion. The U.S. Holder will recognize gain, however, to the extent that the U.S. Holder receives cash in lieu of a fractional share (measured by the difference between the cash received in lieu of a fractional share and the U.S. Holder's basis in the fractional share). Additionally, the fair market value of any common stock received with respect to accrued interest will be taxed as a payment of interest (as described above). The U.S. Holder's aggregate basis in the common stock, including any fractional share for which cash is paid, will equal his or her adjusted basis in the note, and the U.S. Holder's holding period for the stock will include the period during which such holder held the note.

Dividends and Constructive Dividends

     If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a nontaxable return of capital reducing the U.S. Holder's tax basis in the U.S. Holder's stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable as a dividend. If the U.S. Holder is a U.S. corporation, it generally would be able to claim a deduction equal to a portion of any dividends received. Under legislation enacted in 2003, dividends received by non-corporate U.S. Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain holding period and other conditions are met.

     The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows U.S. Holders of notes to receive more shares of common stock on conversion may increase those noteholders' proportionate interests in our earnings and profits or assets. In that case, those noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to those noteholders, even if they do not actually receive any cash or other property. A taxable constructive stock dividend would result to U.S. Holders of notes, for example, if the conversion rate were adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. On the other hand, if an event occurs that dilutes the noteholders' interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to the shareholders. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated in the same manner as dividends paid in cash or other property. Such dividends would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain but may not be eligible for the dividends-received deduction applicable to certain dividends paid to U.S. Holders that are corporations or for the reduced rates of tax applicable to certain dividends received by non-corporate U.S. Holders.

Sale of Common Stock

     Subject to the special market discount rules discussed above, a U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The U.S. Holder's gain or loss will equal the difference between the amount realized by the U.S. Holder and the U.S. Holder's adjusted tax basis in the stock. The amount realized by the U.S. Holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

     The Internal Revenue Code and the Treasury Regulations require those who make specified payments to report the payments to the Internal Revenue Service. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his or her taxpayer identification number to the payor or furnishing an incorrect identification number, or if the recipient has been notified by the Internal Revenue Service that such recipient has failed to report interest or dividends on his or her federal income tax returns. The information reporting and backup withholding rules do not apply to payments to corporations.

     Payments of interest or dividends to individual U.S. Holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. Holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

     Payments made to U.S. Holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons or is engaged in a U.S. trade or business. Any amounts withheld from a payment to a U.S. Holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. Holder.

Tax Consequences to Non-U.S. Holders

     As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note or common stock that is, for United States federal income tax purposes:

     o an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

     o    a foreign corporation; or

     o    a foreign estate or trust.

     "Non-U.S. Holder" does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of the notes or common stock and who is not otherwise a resident of the United States for United States federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the United

States federal income tax consequences of the sale, exchange or other disposition of the notes or common stock.

Payments of Interest

     Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or our paying agent to any Non-U.S. Holder will not be subject to United States federal withholding tax, provided that, in the case of interest:

     o the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

     o the certification requirement described below has been fulfilled with respect to the beneficial owner, as discussed below.

Certification Requirement

     Interest on a note will not be exempt from withholding tax unless the beneficial owner of the note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a United States person.

     If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences to U.S. Holders" above), except that the holder will be required to provide a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. Such holders are urged to consult their own tax advisors with respect to other United States tax consequences of the ownership and disposition of notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Conversion of the Notes

     A Non-U.S. Holder's conversion of a note into our common stock will not be a taxable event, except to the extent of cash received in lieu of a fractional share (which will be treated as described below under "--Sale, Exchange or Other Disposition of the Notes or Common Stock"). The amount of any cash and the fair market value of any common stock received by a Non-U.S. Holder that is attributable to accrued but unpaid interest will be treated as described above under "--Payments of Interest."

Sale, Exchange or Other Disposition of the Notes or Common Stock

     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized on a sale or other disposition of notes or common stock, unless:

     o the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States; or

     o we are or have been a U.S. real property holding corporation, as defined in the Internal Revenue Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Internal Revenue Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are a U.S. real property holding corporation but there is no assurance that we are not such a corporation or that we will not become one in the future.

Dividends and Constructive Dividends

     Dividends (including deemed dividends on the notes described above under "Tax Consequences to U.S. Holders--Dividends and Constructive Dividends") paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In the case of any constructive dividend, it is possible that this tax would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

     If a Non-U.S. Holder is engaged in a trade or business in the United States, and if dividends paid to such holder are effectively connected with the conduct of this trade or business, the Non-U.S. Holder generally will be exempt from the withholding tax discussed in the preceding paragraph and taxed in the same manner as a U.S. Holder (see "Tax Consequences to U.S. Holders" above), except that the holder will be required to provide a properly executed Internal Revenue Service Form W-8ECI in order to claim an exemption from withholding tax. Such holders are urged to consult their tax advisors with respect to other United States tax consequences of the ownership and disposition of common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Backup Withholding and Information Reporting

     Information returns will be filed with the Internal Revenue Service in connection with payments on the notes and on our common stock. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the Internal Revenue Service in connection with the proceeds from a sale or other disposition of the notes or common stock and the Non-U.S. Holder may be subject to backup withholding tax on payments on the notes and on the common stock or on the proceeds from a sale or other disposition of the notes or common stock. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

                            SELLING SECURITY HOLDERS

     The notes were originally issued on September 24, 2004 in a private placement. The initial purchaser of the notes advised us that the notes were resold in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the initial purchaser reasonably believed to be "qualified institutional buyers", as defined in Rule 144A under the Securities Act, as amended, in compliance with Rule 144A or in other transactions exempt from registration under the Securities Act. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

     The following table contains information as of December 1, 2004, with respect to selling security holders and the principal amount of notes and underlying common stock beneficially owned by each of the selling security holders that may be offered using this prospectus. The information is based on information provided by or on behalf of the selling security holders. Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling security holders upon the termination of any particular offering. The columns showing ownership after completion of the offering assumes that the selling security holders will sell all of the securities offered by this prospectus. The selling security holders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the table is presented. Information about the selling security holders may change over time. Any change in this information will be set forth in prospectus supplements, if required. The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible and shares of common stock into which the 5% Convertible Senior Notes due 2006 held by the applicable selling security holder are convertible. None of the selling security holders or any of their affiliates, officers, directors or principal equity holders has held any position or office and, none of the selling security holders has had any material relationship with us or our affiliates within the past three years. Except as indicated in the table below, none of the selling security holders is a broker-dealer or is affiliated with a broker-dealer.


                                                            SHARES OF
                                                            COMMON
                                                            STOCK
                                                            ISSUABLE
                                         PRINCIPAL          UPON           SHARES OF
                                         AMOUNT             CONVERSION     COMMON           PRINCIPAL AMOUNT     SHARES OF COMMON
                                         OF NOTES           OF THE         STOCK            OF NOTES             STOCK
                                         BENEFICIALLY       NOTES AND      BENEFICIALLY     BENEFICIALLY         BENEFICIALLY
                                         OWNED AND          AVAILABLE      OWNED PRIOR      OWNED AFTER          OWNED AFTER
NAME OF SELLING                          OFFERED            FOR RESALE     TO THE           COMPLETION OF THE    COMPLETION OF THE
SECURITYHOLDER                           HEREBY             HEREBY (1)     OFFERING (2)     OFFERING             OFFERING (3)
--------------                           ------             ----------     ------------     --------             ------------

AHFP Context(4)                          $100,000          20,000            20,000                $0                    -

Alexandra Global Master Fund LTD.(5)     $12,500,000       2,500,000      2,500,000                $0                    -

Bank Austria Cayman Islands, LTD(6)      $404,000          80,800            95,990                $0                  15,190

Bear, Stearns & Co. Inc.(7)(8)           $750,000          150,000          150,000                $0                    -

BNP Paribas Equity Strategies,
SNC(9)(10)                               $607,000          121,400          121,400                $0                    -

Calamos Market Neutral Fund -
Calamos Investment Trust(11)             $400,000          80,000            80,000                $0                    -

CNH CA Master Account, L.P. (12)         $2,000,000        400,000          400,000                $0                    -

Consulting Group Capital Markets
Fund(11)                                 $100,000          20,000            20,000                $0                    -

Context Convertible Arbitrage Fund,
L.P.                                     $950,000          190,000          190,000                $0                    -

Context Convertible Arbitrage
Offshore, LTD                            $2,200,000        440,000          440,000                $0                    -

CooperNeff Convertible Strategies
(Cayman) Master Fund, LP(10)             $504,000          100,800          100,800                $0                    -

Guggenheim Portfolio Co. XV, LLC(6)      $542,000          108,400          128,733                $0                  20,333

Lyxor/Context Fund Ltd.(4)(9)            $225,000          45,000            45,000                $0                    -

Lyxor/Convertible Arbitrage Fund
Limited(10)                              $101,000          20,200            20,200                $0                    -

National Bank of Canada(4)(9)            $175,000          35,000            35,000                $0                    -

Ramius Capital Group(6)(9)               $235,000          47,000            55,762                $0                  8,762

Ramius Master Fund, LTD(6)(9)            $2,141,000        428,200          452,248                $0                  24,048

Ramius, LP(6)(9)                         $78,000           15,600            18,552                $0                  2,952

RCG Baldwin, LP(6)(9)                    $297,000          59,400            70,495                $0                  11,095

RCG Halifax Master Fund, LTD(6)(9)       $943,000          188,600          201,410                $0                  12,810

RCG Latitude Master Fund, LTD(6)(9)      $4,650,000        930,000        1,070,524                $0                 140,524

RCG Multi Strategy Master Fund,
LTD(6)(9)                                $700,000          140,000          166,190                $0                  26,190

Singlehedge US Convertible Arbitrage
Fund(10)                                 $163,000          32,600            32,600                $0                    -

White River Securities L.L.C.(7)(8)      $750,000          150,000          150,000                $0                    -

Wolverine Asset Management(13)           $54,000           10,800            10,800                $0                    -




                                      -49-

                                                            SHARES OF
                                                            COMMON
                                                            STOCK
                                                            ISSUABLE
                                         PRINCIPAL          UPON           SHARES OF
                                         AMOUNT             CONVERSION     COMMON           PRINCIPAL AMOUNT     SHARES OF COMMON
                                         OF NOTES           OF THE         STOCK            OF NOTES             STOCK
                                         BENEFICIALLY       NOTES AND      BENEFICIALLY     BENEFICIALLY         BENEFICIALLY
                                         OWNED AND          AVAILABLE      OWNED PRIOR      OWNED AFTER          OWNED AFTER
NAME OF SELLING                          OFFERED            FOR RESALE     TO THE           COMPLETION OF THE    COMPLETION OF THE
SECURITYHOLDER                           HEREBY             HEREBY (1)     OFFERING (2)     OFFERING             OFFERING (3)
--------------                           ------             ----------     ------------     --------             ------------

Xavex Convertible Arbitrage 5 Fund(6)     $588,000          117,600          139,600                $0                  22,000

Any other holders of notes or future
transferees, pledgees, donees or
successors (14)(15)


________________________

(1) Assumes conversion of all of the holders' notes at a rate of 200 shares per $1,000 principal amount. Fractions of a share are not included for purposes of this calculation. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion Rate Adjustments." As a result, the number of shares of common stock issuable upon conversion of the notes may be adjusted in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934 and includes shares that may be acquired through the exercise of any option, warrant or right as well as shares that could be acquired through the conversion of both the notes that may be offered using this prospectus and the 5% Convertible Senior Notes due 2006. The calculation presented in this table assumes conversion of all of the 5% Convertible Senior Notes due 2006 at a rate of 47.6190 shares per $1,000 principal amount. Fractions of a share are not included for purposes of this calculation. This conversion rate is subject to adjustment as described in the indenture governing the 5% Convertible Senior Notes due 2006. As a result, the number of shares of common stock issuable upon conversion of the 5% Convertible Senior Notes due 2006 may be adjusted in the future.

(3) None of the share holdings referenced in this column comprise 1% or more of the Company's total outstanding common stock. This was calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934 using 32,890,691 shares of common stock outstanding as of November 24, 2004.

(4) Michael Rosen and William Fertig have voting or investment control over the securities held by each of AHFP Context, Lyxor/Context Fund Ltd. and National Bank of Canada.

(5) Alexandra Investment Management, LLC, a Delaware limited liability company ("Alexandra"), serves as investment adviser to Alexandra Global Master Fund LTD ("Alexandra Global"). By reason of such relationship, Alexandra may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by Alexandra Global. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov ("Filimonov") and Dimitri Sogoloff ("Sogoloff") are managing members of Alexandra. By reason of such relationships, Filiminov and Sogoloff may be deemed to share dispositive power or investment control over the shares of common stock stated as beneficially owned by Alexandra Global. Filimonov and Sogoloff disclaim beneficial ownership of such shares of common stock.

(6) Alex Adair has voting or investment control over the securities held by each of Bank Austria Cayman Islands, LTD, Guggenheim Portfolio Co. XV, LLC, Ramius Capital Group, Ramius Master Fund, LTD, Ramius, LP, RCG Baldwin, LP, RCG Halifax Master Fund, LTD, RCG Latitude Master Fund, LTD and RCG Multi Strategy Master Fund, LTD and Xavex Convertible Arbitrage 5 Fund.

(7) Bears, Stearns & Co. Inc. and White River Securities L.L.C. are registered broker-dealers and, accordingly, underwriters. Please see "Plan of Distribution" for the required disclosure regarding the foregoing broker-dealers.

(8) Yan Erlick and David Liebowitz have voting or investment control over the securities held by each of Bear, Stearns & Co. Inc. and White River Securities L.L.C.

(9) BNP Paribas Equity Securities, SNC, Lyxor/Context Fund Ltd., National Bank of Canada, Ramius Capital Group, Ramius Master Fund, LTD, Ramius, LP, RCG Baldwin, LP, RCG Halifax Master Fund, LTD, RCG Latitude Master Fund, LTD and RCG Multi Strategy Master Fund, LTD have advised us that they are affiliated with broker-dealers and also advised us that they purchased their notes in the ordinary course of business and that they did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes at the time that they purchased the notes.

(10) Christian Menestrier, Chief Executive Officer of CooperNeff Advisors, Inc., has voting or investment control over the securities held by each of BNP Paribas Equity Strategies, SNC, CooperNeff Convertible Strategies (Cayman) Master Fund, LP, Lyxor/Convertible Arbitrage Fund Limited and Singlehedge US Convertible Arbitrage Fund.

(11) Nick Calamos has voting or investment control over the securities held by each of the Calamos Market Neutral Fund - Calamos Investment Trust and the Consulting Group Capital Markets Funds.

(12) CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has voting and investment control over the securities held by CNH CA Master Account, L.P. Investment principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(13) Rob Bellick has voting or investment control over the securities held by Wolverine Asset Management.

(14) Information about other selling security holders will be set forth in prospectus supplements, if required.

(15) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

     If after the date of this prospectus, a note holder notifies us pursuant to the Registration Rights Agreement of its intent to dispose of notes pursuant to the registration statement, we may supplement this prospectus to include that information or may file a post-effective amendment to the registration statement of which this prospectus is a part if and when necessary.

                              PLAN OF DISTRIBUTION

     The notes and the common stock issuable upon the conversion of notes may be sold from time to time to purchasers:

     o directly by the selling security holders and their successors, which includes their transferees, pledges or donees or their successors; or

     o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock.

     These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

     If the notes and the common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and the common stock issuable upon conversion of notes may be sold in one or more transactions at:

     o    fixed prices;

     o    prevailing market prices at the time of sale;

     o    prices related to such prevailing market prices;

     o    varying prices determined at the time of sale; or

     o    negotiated prices.

     These sales may be effected in transactions:

     o on any national securities exchange or quotation service on which the notes and common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     o through the writing of options, whether such options are listed on an options exchange or otherwise through the settlement of short sales.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with the sale of the notes and the common stock issuable upon conversion of the notes, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock issuable upon conversion of the notes in the course of hedging the positions they assume. The selling security holders may also sell the notes or the common stock issuable upon conversion of the notes short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock issuable upon conversion of the notes to broker-dealers that in turn may sell these securities.

     Selling security holders may not sell any, or may not sell all, of the notes or the common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. Moreover, any notes or underlying common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus.

     The aggregate proceeds to the selling security holders from the sale of the notes or underlying common stock offered pursuant to this prospectus will be the purchase price of the notes or common stock less any discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     With respect to a particular offering of the securities, to the extent required, an accompanying prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will set forth the names of the selling security holders, the aggregate amount and type of securities being offered and, if required, the terms of the offering, including:

     o    the name or names of any underwriters, broker-dealers or agents;

     o any discounts, commissions and other terms constituting compensation from the selling security holders; and

     o any discounts, commission or concessions allowed or reallowed to be paid to broker-dealers.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling security holder and any underwriter, broker-dealer or agent regarding the sale of the notes and the common stock by the selling security holders.

     Our common stock trades on the Nasdaq National Market under the symbol "ANAD." We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Accordingly, no assurances can be given as to the development of li-quidity or any trading market for the notes. See "Risk Factors--Risks Related to the Notes and Our Common Stock."

     In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and has been complied with.

     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes or the common stock issuable upon conversion of notes may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the notes or the common stock by selling security holders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling security holders who are deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating the Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, none of the selling security holders who are broker-dealers or affiliates of broker-dealers, other than the initial purchaser, purchased the notes outside of the ordinary course of business or, at the time of the purchase of the notes, had any agreements or understandings, directly or indirectly, with any person to distribute the notes.

     The selling security holders and any other person participating in the sale of notes or the common stock issuable upon the conversion of notes will be subject to the Exchange Act and the rules and the regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person participating in the distribution to engage in market-making activities with respect to the particular notes and the common stock being distributed. This may affect the marketability of the notes and the underlying common stock.

     Under the Registration Rights Agreement incorporated by reference into the registration statement of which this prospectus is a part, we and the selling security holders agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

     We have agreed to bear substantially all of the expenses incurred in connection with the registration, offering and sale of the notes and underlying common stock issuable upon conversion of notes pursuant to Section 5 of the Registration Rights Agreement, but each selling security holder will be responsible for the payment of commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

     Certain legal matters with respect to the notes and the common stock issuable upon conversion of the notes will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York.

                                     EXPERTS

     Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003 as set forth in their report, which is incorporated by reference in this prospectus and the registration statement, of which this prospectus is a part. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.*


          Securities and Exchange Commission Registration Fee..............       $     4,814.60
          Cost of Printing.................................................       $    10,000.00
          Independent Accountants' Fees and Expenses.......................       $    20,000.00
          Legal Services and Expenses (including Blue Sky fees and
              expenses)....................................................       $   100,000.00
          Trustees' Fees and Miscellaneous Expenses........................       $     2,000.00
                                                                                  --------------
              Total........................................................       $   136,814.60
                                                                                  ==============


______________________

* Other than the Securities and Exchange Commission Registration Fee, all amounts set forth above are estimates. None of these expenses are being paid by selling security holders.

ITEM 15.  Indemnification of Directors and Officers.

     Reference is made to information provided under Item 6 of the Company's Registration Statement on Form S-8 (SEC File No. 333-63836), filed with the SEC on June 26, 2001, which information is incorporated herein by reference.

ITEM 16.  Exhibits.

4.1* -- Indenture, dated as of September 24, 2004 between ANADIGICS, Inc. and
     U.S. Bank Trust National Association, as Trustee for the 5% Convertible Senior Notes due October 15, 2009 (incorporated herein by reference to our Current Report on Form 8-K filed September 24, 2004).

4.2* -- Form of 5.00% Convertible Senior Note due 2009 (included in Exhibit
     4.1).

4.3* -- Registration Rights Agreement dated as of September 24, 2004 between
     ANADIGICS, Inc. and the initial purchaser party thereto (incorporated herein by reference to our Current Report on Form 8-K filed September 24,
     2004).

4.4* -- Rights Agreement dated as of December 17, 1998, between the Company and
     Chase Mellon Shareholder Services L.L.C. (the current rights agent) (incorporated herein by reference to our Current Report on Form 8-K filed December 17, 1998).

4.5* -- Amendment No. 1 dated as of November 20, 2000 to the Rights Agreement dated as of December 17, 1998 between the Company and Chase Mellon Shareholder Services L.L.C. (the current rights agent) (incorporated herein by reference to our Current Report on Form 8-K filed December 4, 2000).

5.1  -- Opinion of Cahill Gordon & Reindel LLP.

12.1 -- Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1 -- Consent of Independent Registered Public Accounting Firm -- Ernst & Young LLP.

23.2 -- Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit
     5.1).

24.1 -- Power of Attorney (see page II-5).

25.1 -- Form T-1 Statement of Eligibility of the Trustee under the Indenture ANADIGICS, Inc. Indenture relating to the 5% Convertible Senior Notes due 2009 under the Trust Indenture Act of 1939, as amended.

___________________

*    Incorporated herein by reference as indicated.


ITEM 17.  Undertakings.

     a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities being offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     d) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ANADIGICS, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Warren, State of New Jersey, on the 2nd day of December 2004.


                                 ANADIGICS, INC.




                                 By: /s/  Bami Bastani
                                     --------------------------------------
                                     Name:   Bami Bastani
                                     Title:  President and Chief Executive
                                             Officer

                                 ANADIGICS, INC.

                                POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Bami Bastani and Thomas Shields, or either of them, as attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments as well as any new registration statement pursuant to Rule 462(b) of the Securities Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 2nd day of December, 2004.

       Signature                                     Title
       ---------                                     -----

   /s/ Ronald Rosenzweig                 Chairman of the Board and Director
---------------------------------
  Ronald Rosenzweig

   /s/ Bami Bastani                      President, Chief Executive Officer
---------------------------------        and Director
  Bami Bastani

   /s/ Thomas Shields                    Senior Vice President and Chief
---------------------------------        Financial Officer
  Thomas Shields

   /s/ Paul Bachow                       Director
---------------------------------
  Paul Bachow

   /s/ Garry McGuire                     Director
---------------------------------
  Garry McGuire

   /s/ Harry Rein                        Director
---------------------------------
  Harry Rein

   /s/ Lewis Solomon                     Director
---------------------------------
  Lewis Solomon

   /s/ Dennis F. Strigl                  Director
---------------------------------
  Dennis F. Strigl

INDEX TO EXHIBITS

4.1* -- Indenture, dated as of September 24, 2004 between ANADIGICS, Inc. and
     U.S. Bank Trust National Association, as Trustee for the 5% Convertible Senior Notes due October 15, 2009 (incorporated herein by reference to our Current Report on Form 8-K filed September 24, 2004).

4.2* -- Form of 5.00% Convertible Senior Note due 2009 (included in Exhibit
     4.1).

4.3* -- Registration Rights Agreement dated as of September 24, 2004 between
     ANADIGICS, Inc. and the initial purchaser party thereto (incorporated herein by reference to our Current Report on Form 8-K filed September 24,
     2004).

4.4* -- Rights Agreement dated as of December 17, 1998, between the Company and
     Chase Mellon Shareholder Services L.L.C. (the current rights agent) (incorporated herein by reference to our Current Report on Form 8-K filed December 17, 1998).

4.5* -- Amendment No. 1 dated as of November 20, 2000 to the Rights Agreement dated as of December 17, 1998 between the Company and Chase Mellon Shareholder Services L.L.C. (the current rights agent) (incorporated herein by reference to our Current Report on Form 8-K filed December 4, 2000).

5.1  -- Opinion of Cahill Gordon & Reindel LLP.

12.1 -- Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1 -- Consent of Independent Registered Public Accounting Firm -- Ernst & Young LLP.

23.2 -- Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit
     5.1).

24.1 -- Power of Attorney (see page II-5).

25.1 -- Form T-1 Statement of Eligibility of the Trustee under the Indenture ANADIGICS, Inc. Indenture relating to the 5% Convertible Senior Notes due 2009 under the Trust Indenture Act of 1939, as amended.

______________________

*    Incorporated herein by reference as indicated.